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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF COOLEY GODWARD LLP]

                                    [DRAFT]

April ___, 2000

PlaceWare, Inc.
295 North Bernardo Avenue
Mountain View, CA 94043

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PlaceWare, Inc. (the "Company") of a Registration Statement on Form S-1 on March 3, 2000 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to five million five hundred thousand shares (5,500,000) (plus up to eight hundred twenty-five thousand (825,000) additional shares of Common Stock for which the underwriters have been granted an overallotment option) shares of the Company's Common Stock, $.0001 par value (the "Shares").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:________________________
        Mark P. Tanoury